Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-33880, 333-63783, 333-13973 and 333-150322 on Form S-8 and Registration Statements No. 333-83585 and 333-13977 on Form S-3 of our reports dated June 13, 2008, relating to the consolidated financial statements of Benihana Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended March 30, 2008.

Deloitte & Touche LLP

Miami, Florida
June 13, 2008